CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Far East Equity Buffer Notes, due August 26, 2010	$721,000	$22.14

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133007
February 23, 2007
Pricing Supplement
(To Prospectus Dated April 5, 2006 and
Prospectus Supplement Dated July 3, 2006)
HSBC USA Inc.
$721,000
Far East Equity Buffer Notes
Linked to an equally weighted basket of the Nikkei 225 StockSM Index, the Hang Seng China Enterprises IndexTM, the MSCI Taiwan IndexSM and the MSCI Singapore IndexSM.

Terms used in this pricing supplement are described or defined in the prospectus supplement and the prospectus. The notes offered will have the terms described in the prospectus supplement and the prospectus. The notes are 20% principal protected, and you may lose up to 80% of your principal.

•	Reference Asset:
An equally weighted basket of the Nikkei 225 SM Index (ticker: NKY) (the “NKY”), the Hang Seng China Enterprises Index TM (ticker: HSCEI) (the “HSCEI”), the MSCI Taiwan IndexSM (ticker: TWY) (the “TWY”), and the MSCI Singapore IndexSM (ticker: SGY) (the “SGY”, and together with the NKY, the HSCEI and the TWY, each an “index” and together the “indices”).

•	Principal Amount:	$1,000 per note, subject to a minimum purchase of 1 note ($1,000).
•	Trade Date:	February 23, 2007
•	Pricing Date:	February 23, 2007
•	Original Issue Date:	February 28, 2007
•	Maturity Date:	3 business days after the observation date. The maturity date is subject to further adjustment as described herein.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	You will receive a cash payment on the maturity date that is based on the basket return (as described below):

-  If the basket return is positive, you will receive 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the basket return multiplied by the upside participation rate.

- If the basket return is between 0% and -20%, you will receive 100% of the original principal amount; and

-  If the basket return is less than -20%, you will lose 1% of the original principal amount for each percentage point that the basket return is below -20%. For example, if the basket return is -30%, you will suffer a 10% loss and receive 90% of the original principal amount.

•	Upside Participation Rate:	120%.
•	Initial Level:	With respect to the NKY, 18,188.42; with respect to the HSCEI, 9,956.30; with respect to the TWY, 318.65; and with respect to SGY, 404.45.
•	Final Level:	For each index, the official closing level as calculated and published by the relevant reference sponsor (as defined below) as of the observation date.
•	Index Return:
With respect to an index, the quotient, expressed as a percentage, of (i) the final level of such index minus the initial level of such index divided by (ii) the initial level of such index, expressed as a formula:

•	Basket Return:
The arithmetic average, expressed as a percentage, of the index return of the NKY, the index return of the HSCEI, the index return of the TWY and the index return of the SGY, each determined on the observation date for that index, expressed as a formula:

Where,
RNKY is the index return for the NKY as determined on the observation date;
RHSCEI is the index return for the HSCEI as determined on the observation date;
RTWY is the index return for the TWY as determined on the observation date; and
RSGY is the index return for the SGY as determined on the observation date.
•	Observation Date:
August 23, 2010 or if that date is not a scheduled trading day (as defined below) with respect to an index, the following scheduled trading day for such index, subject to adjustment as described herein.

•	Form of notes:	Book-Entry.
•	CUSIP and ISIN:	40428HHA3 and US40428HHA32.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
•	Agent’s Discount:	4.00%

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-4 of this document and page S-3 of the product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this pricing supplement in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC.
February 23, 2007

SUMMARY

General Terms

This pricing supplement relates to one note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to a single reference asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-4 of this pricing supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, we will pay you the cash settlement value, which is an amount in cash based on the basket return, as described below:

•  If the basket return is positive, you will receive 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the basket return multiplied by the upside participation rate.

•  If the basket return is between 0% and -20%, you will receive 100% of the original principal amount; and

•  If the basket return is less than -20%, you will lose 1% of the original principal amount for each percentage point that the basket return is below -20%. For example, if the basket return is -30%, you will suffer a 10% loss and receive 90% of the original principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $5,000 for printing, trustee and legal fees and other expenses allocable to the offerings.

Market Disruption Event

If the observation date is not a scheduled trading day with respect to an index, then the observation date with respect to that index will be the next day that is a scheduled trading day with respect to that index. If a market disruption event (as defined below) exists with respect to an index on the observation date, then the observation date for that index will be the next scheduled trading day for that index on which a market disruption event does not exist with respect to that index. For the avoidance of doubt, if no market disruption event exists with respect to an index on the observation date for that index, the determination of that index’s final level will be made on the observation date, irrespective of the existence of a market disruption event with respect to one or more of the other indices. If a market disruption event exists with respect to an index on eight consecutive scheduled trading days for that index, then that eighth scheduled trading day will be the observation date for that index, and the calculation agent will determine the final level of that index on that date in accordance with the formula for and method of calculating that index last in effect prior to the occurrence of that market disruption event, using the relevant exchange traded or quoted price of each security comprised in that index (or if an event giving rise to a market disruption event has occurred with respect to a relevant security on that eighth scheduled trading day, its good faith estimate of the value for the relevant security). If the observation date for any index is postponed, then the maturity date will also be postponed until the third business day following the postponed observation date for that index and no interest will be payable in respect of such postponement.

“Market disruption event” means, with respect to an index, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(a) the occurrence or existence of a condition specified below at any time:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to securities that comprise 20 percent or more of the level of any index or (B) in futures or options contracts relating to any index on any related exchange; or

(ii) any event (other than any event described in (b) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for securities that comprise 20 percent or more of the level of any index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to any index on any relevant related exchange; or

(b) the closure on any scheduled trading day of any relevant exchange relating to securities that comprise 20 percent or more of the level of any index or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means, with respect to an index, each exchange or quotation system on which futures or options contracts relating to such index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such index on such temporary substitute exchange or quotation system as on the original related exchange).

“Relevant exchange” means, with respect to an index, any exchange on which securities then included in such index trade.

“Scheduled closing time” means with respect to a relevant exchange or a related exchange, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means, with respect to an index, any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in such index.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the indices comprising the reference asset or the securities comprising any of the indices. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

• “— Risks Relating to All Note Issuances”;

• “— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”; and

• “— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset”.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Fully Principal Protected and You May Lose Up to 80% of Your Initial Investment.

The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the basket return is below -20%. In that event, you will lose 1% of the original principal amount for each percentage point that the basket return is below -20%. Accordingly, you may lose up to 80% of your initial investment in the notes.

Decreases in One or More Indices May Reduce the Benefit of Any Increases in Other Indices.

Your return on the notes will not reflect the full performance of the indices during the term of the notes. Since the basket return is based on the arithmetic average of the index returns of the indices, a negative index return with respect to one index will offset superior index returns, if any, with respect to the other indices.

The Formula for Determining the Cash Settlement Value Does Not Take Into Account Changes in the Level of the Indices Prior to the Observation Date.

The calculation of the cash settlement value will not reflect changes in the level of the indices prior to the observation date. The calculation agent will calculate the cash settlement value based upon the final level of each index as of the observation date.

An Investment in the Notes is Subject to Risks Associated with the Asian Securities Markets.

Because the stocks included in the NKY, the HSCEI, the TWY and the SGY are publicly traded in the applicable Asian countries and are denominated in currencies other than U.S. dollars, investments in the notes involve particular risks. For example, the Asian securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the NKY, the HSCEI, the TWY and the SGY will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the NKY, the HSCEI, the TWY and the SGY may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts. Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the level of the indices relative to their respective initial levels. We cannot predict the final level of any index on the observation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial levels of the indices used in the illustrations below are not the actual initial levels of the indices. You should not take these examples as an indication or assurance of the expected performance of the indices or the reference asset.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $10,000 investment in the notes. These examples assume that the notes are held to maturity, that the participation rate is equal to 120%, and that if the basket return is below -20%, the cash settlement value will be equal to 100% of principal minus 1% of principal for each percentage point that basket return is below -20%.

Example 1: All four of the indices decline slightly in value over the term of the notes.
Observation Dates	NKY	HSCEI	TWY	SGY
Initial Levels	16,500.13	6,709.42	300.07	322.89
Final Levels	14,560.05	6,545.61	292.15	250.11
Index Returns	-11.76%	-2.44%	-2.64%	-22.54%
Basket Return:			-9.85%
Cash Settlement Value:			$10,000

Here, the basket return is -9.85%.

Because the basket return is negative, but is not less than -20%, the cash settlement value equals the original principal amount of the note. Accordingly, at maturity, the cash settlement value in this example would equal $10,000.

Example 1 shows that you are assured the return of your principal investment where, on average, the four indices experience a decrease of no greater than 20% in their combined levels. Nonetheless, receipt of only the original principal amount at maturity may be less than the rate that you would have received from a conventional debt security.

Example 2: Overall, the indices increase in value over the term of the notes despite a small negative return of one index.
Observation Dates	NKY	HSCEI	TWY	SGY
Initial Levels	16,420.66	6,705.34	308.21	367.57
Final Levels	27,507.06	6,250.97	345.28	382.72
Index Returns	67.51%	-6.78	12.03%	4.12%
Basket Return:			19.22%
Basket Return x Upside Participation Rate:			23.06%
Cash Settlement Value:			$12,306

Here, the basket return is 19.22%.

Because the basket return is positive, the cash settlement value equals 100% of the original principal amount plus the product of (i) the original principal amount multiplied by (ii) the basket return multiplied by the upside participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $10,000 plus $10,000 multiplied by 23.06%. Therefore, the notes would pay $12,306 at maturity.

Example 2 shows that any decrease in the value of one or two indices may be offset by a larger increase in the other index or indices. Example 2 also illustrates how a positive basket return is magnified by the leveraging feature of the upside participation rate.

Example 3: Three indices suffer from a significant negative index return, thereby reducing the benefit to you of the positive index return of the fourth index.
Observation Dates	NKY	HSCEI	TWY	SGY
Initial Levels	16,420.38	7,802.26	305.62	342.47
Final Levels	7,813.41	7,829.80	234.09	198.73
Index Returns	-52.42%	0.35%	-23.40%	-41.97%
Basket Return:			-29.36%
Cash Settlement Value:			$9,064

Here, the basket return is -29.36%.

Because the basket return is less than -20%, the cash settlement value results in 1% of principal loss for each percentage point that the basket return is less than -20%. Accordingly, at maturity, the cash settlement value in this example would equal $10,000 multiplied by 90.64% (i.e. 100% - 9.36%). Therefore, the cash settlement value with respect to an original principal amount of $10,000 would be $9,064.

Example 3 shows that the negative index return of one or more indices can reduce or negate the benefit of any positive index return of the other index or indices. Example 3 also shows that a significant negative basket return may result in loss of up to 80% of an investor’s initial investment in the notes, but that the 20% principal protection allows the basket return to be negative (from 0 to -20%) before any of the initial investment in the notes is lost.

Sensitivity Analysis - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the basket return) on a $10,000 note for a hypothetical range of performance for the basket return from -100% to +100%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Assumptions:

•	Principal Amount:	$10,000

•	Upside Participation Rate:	120% if the basket return is positive

•	Partial Principal Protection:	The initial -20% of a negative basket return

•	Basket Performance:	100% to -100%
Performance of the Basket	Performance of the Notes
Basket Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	120%	120.00%	$22,000
90.00%	120%	108.00%	$20,800
80.00%	120%	96.00%	$19,600
70.00%	120%	84.00%	$18,400
60.00%	120%	72.00%	$17,200
50.00%	120%	60.00%	$16,000
40.00%	120%	48.00%	$14,800
30.00%	120%	36.00%	$13,600
20.00%	120%	24.00%	$12,400
10.00%	120%	12.00%	$11,200
0.00%	0%	0.00%	$10,000
-10.00%	0%	0.00%	$10,000
-20.00%	0%	0.00%	$10,000
-30.00%	0%	-10.00%	$9,000
-40.00%	0%	-20.00%	$8,000
-50.00%	0%	-30.00%	$7,000
-60.00%	0%	-40.00%	$6,000
-70.00%	0%	-50.00%	$5,000
-80.00%	0%	-60.00%	$4,000
-90.00%	0%	-70.00%	$3,000
-100.00%	0%	-80.00%	$2,000

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where each of the indices has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

DESCRIPTION OF THE INDICES

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the reference asset, any index or any of the securities comprising any index. All disclosures contained in this pricing supplement regarding the indices, including their make-up, performance, method of calculation and changes in their components, are derived from publicly available information.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The Nikkei 225 StockSM Index

We have derived all information relating to the NKY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. The information reflects the policies of and is subject to change by, Nihon Keizai Shimbun, Inc. (“NKS”). NKS has no obligation to continue to publish, and may discontinue publication of, the NKY. NKS is under no obligation to continue to publish, and may discontinue or suspend the publication of the NKY at any time.

The NKY is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. NKS first calculated and published the NKY in 1970. The NKY currently is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

- Technology - Pharmaceuticals, Electric Machinery, Automobiles, Precision Machinery, Telecommunications;

- Financials - Banks, Miscellaneous Finance, Securities, Insurance;

- Consumer Goods - Marine Products, Food, Retail, Services;

- Materials - Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

- Capital Goods/Others - Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

- Transportation and Utilities - Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., a Nikkei underlying stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei underlying stock by the corresponding weighting factor for such Nikkei underlying stock (a “weight factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). The divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The divisor was 24.293 as of February 23, 2007 and is subject to periodic adjustments as set forth below. Each weight factor is computed by dividing ¥50 by the par value of the relevant Nikkei underlying stock, so that the share price of each Nikkei underlying stock, when multiplied by its weight factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei underlying stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei underlying stock may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri−Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri−Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NKS. Upon deletion of a stock from the Nikkei underlying stocks, NKS will select a replacement for such deleted Nikkei underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Nikkei underlying stocks. In such a case, an existing underlying stock with low trading volume and deemed not to be representative of a market will be deleted by NKS.

A list of the issuers of the Nikkei underlying stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS.

(a) License Agreement with Nihon Keizai Shimbun, Inc.

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by NKS in connection with some securities, including the notes. The copyrights on “Nikkei 225” and the intellectual property rights and any other rights relating to labels such as “Nikkei” and “Nikkei 225” all belong to NKS. NKS may change the content of “Nikkei 225” and suspend publication thereof. The responsibility for executing the business matters pursuant to the licensing agreement shall rest solely with us and NKS shall not have any obligation or responsibility therefor.

(b) The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the final level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the notes.

(c) Historical Performance of the NKY

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final levels, of the NKY for each quarter in the period from January 1, 2002 through December 31, 2006 and for the period from January 1, 2006 through February 23, 2007. The closing level of the NKY on February 23, 2007 was 18,188.42. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to the initial level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	12,034.04	9,420.85	11,024.94
June 28, 2002	12,081.43	10,060.72	10,621.84
September 30, 2002	11,050.69	8,969.26	9,383.29
December 31, 2002	9,320.11	8,197.22	8,578.95
March 31, 2003	8,829.06	7,824.82	7,972.71
June 30, 2003	9,188.95	7,603.76	9,083.11
September 30, 2003	11,160.19	9,078.74	10,219.05
December 31, 2003	11,238.63	9,614.60	10,676.64
March 31, 2004	11,869.00	10,299.43	11,715.39
June 30, 2004	12,195.66	10,489.84	11,858.87
September 30, 2004	11,988.12	10,545.89	10,823.57
December 31, 2004	11,500.95	10,575.23	11,488.76
March 31, 2005	11,975.46	11,212.63	11,668.95
June 30, 2005	11,911.90	10,770.58	11,584.01
September 30, 2005	13,678.44	11,540.93	13,574.30
December 30, 2005	16,445.56	12,996.29	16,111.43
March 31, 2006	17,125.64	15,059.52	17,059.66
June 30, 2006	17,563.37	14,045.53	15,505.18
September 30, 2006	16,414.94	14,437.24	16,127.58
December 31, 2006	17,301.69	15,615.56	17,225.83
January 1, 2007 through February 23, 2007	18,239.13	16,758.46	18,188.42

The following graph sets forth the historical levels of the NKY since January 2002 using monthly data obtained from Bloomberg LP. Historical levels of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to the initial level during the term of the notes.

The Hang Seng China Enterprises IndexTM

We have derived all information relating to the HSCEI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. The information reflects the policies of and is subject to change by, HSI Services Limited, a wholly-owned subsidiary of the Hang Seng Bank. HSI Services Limited has no obligation to continue to publish, and may discontinue publication of, the HSCEI. HSI Services Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the HSCEI at any time.

The HSCEI is compiled, published and managed by HSI Services Limited and was first calculated and published on August 8, 1994. The HSCEI was launched as a market-capitalization weighted index, consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the Stock Exchange of Hong Kong Ltd.. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the HSCEI became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the HSCEI comprise only the largest H-share companies which are included in the 200-stock HSCI. The HSCEI had a base index of 1,000 at launch, but on October 3, 2001 with the launch of the HSCI Series, the HSCEI was rebased with a value of 2,000 at January 3, 2000 to align with the HSCI Series. The HSCEI is reviewed semi-annually together with the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the HSCEI.

To be included in the HSCI and be eligible for inclusion in the HSCEI, a stock must have a primary listing on the main board of the Stock Exchange of Hong Kong and the issuer must not have a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, or preference shares, debt securities, or other derivatives. A stock is removed from the HSCI if (a) it had more than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, or (b) if the stock’s 12-month average market capitalization ranks fall to the 240th position or below. Stocks with less than one year listing history will be counted on a pro-rata basis. A stock is added to HSCI if (a) it has had less than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, and (b) the stock’s 12-month average market capitalization ranks rises to the 160th position or better. The number of constituent stocks in the HSCI is fixed at 200, so the next highest ranking stock will be added or the next lowest ranking constituents will be removed if the numbers of stocks that leave and join the HSCI are not the same.

The calculation methodology of the HSCEI changed on March 6, 2006 to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the HSCEI calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is now used to adjust the number of shares for index calculation. A 15% cap on individual stock weights is also applied to assure no one stock dominates the HSCEI.

(a) License Agreement with HSI Services Limited

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by HSI Services Limited in connection with some securities, including the notes.

The Hang Seng China Enterprises IndexTM (the “HSCEI Index”) is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name Hang Seng China Enterprises IndexTM is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the HSCEI Index by HSBC in connection with the notes (the “Product”), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HSCEI INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSCEI INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSCEI INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSCEI INDEX IS GIVEN OR MAY BE IMPLIED.

The process and basis of computation and compilation of the HSCEI Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSCEI INDEX BY HSBC IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HSCEI INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSCEI INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

(b) Historical Performance of the HSCEI

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter closing levels, of the HSCEI for each quarter in the period from January 1, 2002 through December 31, 2006 and for the period from January 1, 2007 through February 23, 2007. The closing level of the HSCEI on February 23, 2007 was 9,956.30. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the HSCEI should not be taken as an indication of future performance, and no assurance can be given that the level of the HSCEI will increase relative to the initial level during the term of the notes..

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	2,142.97	1,744.77	2,034.69
June 28, 2002	2,265.70	2,034.17	2,167.39
September 30, 2002	2,259.28	1,857.66	1,890.20
December 31, 2002	2,074.88	1,745.90	1,990.44
March 31, 2003	2,261.74	1,989.75	2,187.04
June 30, 2003	2,775.84	2,016.66	2,726.43
September 30, 2003	3,416.15	2,643.64	3,221.21
December 31, 2003	5,048.71	3,228.87	5,020.18
March 31, 2004	5,440.75	4,434.53	4,778.13
June 30, 2004	5,053.89	3,501.95	4,291.02
September 30, 2004	4,701.59	3,949.46	4,649.66
December 31, 2004	5,020.07	4,429.21	4,741.32
March 31, 2005	5,166.97	4,460.95	4,792.77
June 30, 2005	4,914.65	4,485.45	4,861.87
September 30, 2005	5,541.76	4,791.09	5,227.28
December 30, 2005	5,384.13	4663.75	5,330.34
March 31, 2006	6,794.76	5,318.92	6,703.78
June 30, 2006	7,468.01	5,864.40	6,784.60
September 30, 2006	7,190.50	6,512.47	7,097.25
December 31, 2006	10,455.45	7,033.36	10,340.36
January 1, 2007 through February 23, 2007	10,825.93	9,463.02	9,956.30

The following graph sets forth the historical levels of the HSCEI since January 2002 using monthly data obtained from Bloomberg LP. Historical levels of the HSCEI should not be taken as an indication of future performance, and no assurance can be given that the level of the HSCEI will increase relative to the initial level during the term of the notes.

The MSCI Taiwan IndexSM

We have derived all information regarding the TWY contained in this product supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”). The TWY is calculated, maintained and published by MSCI. We make no representation or warranty as to the accuracy or completeness of such information.

The TWY is a free float adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. The TWY is reported by Bloomberg Financial Markets under the ticker symbol “TWY.”

MSCI Taiwan IndexSM Selection Criteria

MSCI targets an 85% free float adjusted market representation level within each industry group in Taiwan. The security selection process within each industry group is based on analysis of the following:

•  Each company’s business activities and the diversification that its securities would bring to the index.

•  The size of the securities based on free float adjusted market capitalization. All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. In addition, securities that do not meet the minimum size guidelines are not considered for inclusion. Though the following limits are subject to revision, as of the date of this product supplement, a security will be eligible for inclusion in the TWY if it achieves a free float adjusted market capitalization of U.S.$450 million and will be eligible for deletion if such capitalization falls below U.S.$225 million as of the yearly review. If, however, the free float adjusted market capitalization level falls significantly below the free float adjusted market capitalization level for deletions prior to a yearly review, for example during a quarterly review, then the security may be deleted prior to such yearly review.

•  The liquidity of the securities. All other things being equal, MSCI targets for inclusion the most liquid securities in an industry group. In addition, securities that have inadequate liquidity are not considered for inclusion. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the TWY but considers each stock’s relative standing within Taiwan and between cycles. A useful measure to compare liquidity within the same market is the Annualized Traded Value Ratio (“ATVR”), which screens out extreme daily trading volumes and takes into account the difference in market capitalization size. The ATVR Ratio of each security is calculated via the following 3-step process:

•  First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month.

•  Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its free float adjusted security market capitalization at the end of the month.

•  Third, the ATVR is obtained by multiplying the average of the monthly median trade value ratios of the previous 12 months—or the number of months for which this data is available—by 12.

Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the TWY.

For securities not subject to foreign ownership limitations, the free float of a security is estimated as its total number of shares outstanding less shareholdings classified as strategic and/or non-free float. For securities subject to foreign ownership limitations, the estimated free float available to foreign investors is equal to the lesser of (a) the total number of shares outstanding less shareholdings classified as strategic or non-free float and (b) foreign ownership limitation adjusted for non-free float stakes held by foreign investors.

MSCI free float adjusts the market capitalization of each security using an adjustment factor referred to as the Foreign Inclusion Factor (“FIF”). Securities not subject to foreign ownership limitations have a FIF equal to (a) the estimated free float, rounded up to the closest 5%, if the securities have a free float greater than 15% or (b) the estimated free float, rounded to the closest 1%, if the securities have a free float less than 15%. For securities subject to foreign ownership limitations, the FIF is equal to the lesser of (a) the estimated free float available to foreign investors (i) rounded up to the closest 5%, if the free float is greater than 15% or (ii) rounded to the closest 1%, if the free float is less than 15% and (b) foreign ownership limitation rounded to the closest 1%.

The free float adjusted market capitalization of a security is calculated as the product of the FIF and the security’s full market capitalization.

(a) MSCI Taiwan IndexSM Calculation

The TWY is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the TWY on the prior day divided by the free float adjusted market capitalization level of each share in the TWY on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not to the denominator.

(b) MSCI Taiwan IndexSM Maintenance

There are three broad categories of the TWY maintenance:

•  An annual full country index review that reassesses the various dimensions of the equity universe in Taiwan;

•  Quarterly index reviews, aimed at promptly reflecting other significant market events; and

•  Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

During the annual review, additions or deletions of securities are made (i) following the re-appraisal of the free float adjusted industry group representation within a country relative to an 85% target, (ii) following an update of the minimum size guidelines for additions and deletions and (iii) based on a company’s and/or security’s free float of less than 15% that has decreased in size in terms of free float adjusted market capitalization due to reduction in free float or due to performance and that no longer meet certain criteria.

During a quarterly index review, securities may be added to or deleted from the TWY for a variety of reasons, including the following:

•  Additions or deletions of securities, due to one or more industry groups having become significantly over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

•  Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float and relaxation/removal or decreases of foreign ownership limits not implemented immediately.

•  Additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering.

•  Replacement of companies which are no longer suitable industry representatives.

•  Deletion of securities whose issuing company and/or security free float has fallen to less than 15% and which do not meet certain criteria.

•  Deletion of securities that have become very small or illiquid.

•  Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

(c) License Agreement with Morgan Stanley Capital International Inc.

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the TWY, which is owned and published by MSCI, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the TWY to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of TWY which index is determined, composed and calculated by MSCI without regard to HSBC. MSCI has no obligation to take the needs of HSBC or the owners of these notes into consideration in determining, composing or calculating the TWY. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Neither MSCI nor any other party has an obligation or liability to owners of these notes in connection with the administration, marketing or trading of the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF OR THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MORGAN STANLEY NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

(d) Historical Performance of the TWY

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final levels, of the TWY for each quarter in the period from January 1, 2002 through December 31, 2006 and for the period from January 1, 2007 through February 26, 2007. The closing level of the TWY on February 26, 2007 was 318.65. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the TWY should not be taken as an indication of future performance, and no assurance can be given that the level of the TWY will increase relative to the initial level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	283.57	244.76	277.77
June 28, 2002	290.66	222.76	227.30
September 30, 2002	242.99	173.97	178.86
December 31, 2002	212.51	162.81	189.53
March 31, 2003	218.99	180.44	184.08
June 30, 2003	221.86	173.06	210.88
September 30, 2003	261.63	210.97	250.04
December 31, 2003	275.98	247.93	259.11
March 31, 2004	304.74	254.83	277.02
June 30, 2004	295.24	231.76	248.25
September 30, 2004	250.75	222.23	243.79
December 31, 2004	258.96	232.63	257.67
March 31, 2005	261.46	239.04	247.50
June 30, 2005	268.08	230.96	260.81
September 30, 2005	272.91	246.03	256.41
December 30, 2005	278.67	234.95	275.81
March 31, 2006	288.01	266.99	279.69
June 30, 2006	316.10	260.97	279.49
September 30, 2006	290.62	257.43	286.23
December 31, 2006	318.49	284.67	318.25
January 1, 2007 through February 26, 2007	325.79	309.03	318.65

The following graph sets forth the historical levels of the TWY since January 2002 using monthly data obtained from Bloomberg LP. Historical levels of the TWY should not be taken as an indication of future performance, and no assurance can be given that the level of the TWY will increase relative to the initial level during the term of the notes.

THE MSCI SINGAPORE INDEX

We have derived all information contained in this product supplement regarding the SGY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, the Morgan Stanley Capital International Inc. (“MSCI”). The SGY is calculated, maintained and published by MSCI. We make no representation or warranty as to the accuracy or completeness of such information.

The SGY is reported by Bloomberg Financial Markets under the ticker symbol “SGY.”

(a) MSCI Singapore IndexSM Selection Criteria

MSCI targets an 85% free float adjusted market representation level within each industry group in Singapore. The security selection process within each industry group is based on analysis of the following:

• Each company’s business activities and the diversification that its securities would bring to the index.

• The size of the securities based on free float adjusted market capitalization. All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. In addition, securities that do not meet the minimum size guidelines are not considered for inclusion. Though the following limits are subject to revision, as of the date of this product supplement, a security will be eligible for inclusion in the SGY if it achieves a free float adjusted market capitalization of U.S.$250 million and will be eligible for deletion if such capitalization falls below U.S.$125 million as of the yearly review. If, however, the free float adjusted market capitalization level falls significantly below the free float adjusted market capitalization level for deletions prior to a yearly review, for example during a quarterly review, then the security may be deleted prior to such yearly review.

•  The liquidity of the securities. All other things being equal, MSCI targets for inclusion the most liquid securities in an industry group. In addition, securities that have inadequate liquidity are not considered for inclusion. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the SGY but considers each stock’s relative standing within Singapore and between cycles. A useful measure to compare liquidity within the same market is the Annualized Traded Value Ratio (“ATVR”), which screens out extreme daily trading volumes and takes into account the difference in market capitalization size. The ATVR Ratio of each security is calculated via the following 3-step process:

•  First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month.

•  Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its free float adjusted security market capitalization at the end of the month.

•  Third, the ATVR is obtained by multiplying the average of the monthly median trade value ratios of the previous 12 months—or the number of months for which this data is available—by 12.

Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the SGY.

For securities not subject to foreign ownership limitations, the free float of a security is estimated as its total number of shares outstanding less shareholdings classified as strategic and/or non-free float. For securities subject to foreign ownership limitations, the estimated free float available to foreign investors is equal to the lesser of (a) the total number of shares outstanding less shareholdings classified as strategic or non-free float and (b) foreign ownership limitation adjusted for non-free float stakes held by foreign investors.

MSCI free float adjusts the market capitalization of each security using an adjustment factor referred to as the Foreign Inclusion Factor (“FIF”). Securities not subject to foreign ownership limitations have a FIF equal to (a) the estimated free float, rounded up to the closest 5%, if the securities have a free float greater than 15% or (b) the estimated free float, rounded to the closest 1%, if the securities have a free float less than 15%. For securities subject to foreign ownership limitations, the FIF is equal to the lesser of (a) the estimated free float available to foreign investors (i) rounded up to the closest 5%, if the free float is greater than 15% or (ii) rounded to the closest 1%, if the free float is less than 15% and (b) foreign ownership limitation rounded to the closest 1%.

The free float adjusted market capitalization of a security is calculated as the product of the FIF and the security’s full market capitalization.

(b) MSCI Singapore IndexSM Calculation

The SGY is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the SGY on the prior day divided by the free float adjusted market capitalization level of each share in the SGY on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not to the denominator.

(c) MSCI Singapore IndexSM Maintenance

There are three broad categories of the SGY maintenance:

•  An annual full country index review that reassesses the various dimensions of the equity universe in Singapore;

•  Quarterly index reviews, aimed at promptly reflecting other significant market events; and

•  Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

During the annual review, additions or deletions of securities are made (i) following the re-appraisal of the free float adjusted industry group representation within a country relative to an 85% target, (ii) following an update of the minimum size guidelines for additions and deletions and (iii) based on a company’s and/or security’s free float of less than 15% that has decreased in size in terms of free float adjusted market capitalization due to reduction in free float or due to performance and that no longer meet certain criteria.

During a quarterly index review, securities may be added to or deleted from the SGY for a variety of reasons, including the following:

•  Additions or deletions of securities, due to one or more industry groups having become significantly over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

•  Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float and relaxation/removal or decreases of foreign ownership limits not implemented immediately.

•  Additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering.

•  Replacement of companies which are no longer suitable industry representatives.

•  Deletion of securities whose issuing company and/or security free float has fallen to less than 15% and which do not meet certain criteria.

•  Deletion of securities that have become very small or illiquid.

•  Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

(d) License Agreement with Morgan Stanley Capital International Inc.

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SGY, which is owned and published by MSCI, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the SGY to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of SGY which index is determined, composed and calculated by MSCI without regard to HSBC. MSCI has no obligation to take the needs of HSBC or the owners of these notes into consideration in determining, composing or calculating the SGY. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Neither MSCI nor any other party has an obligation or liability to owners of these notes in connection with the administration, marketing or trading of the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF OR THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MORGAN STANLEY NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

(e) Historical Performance of the SGY

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final levels, of the SGY for each quarter in the period from January 1, 2002 through December 31, 2006 and for the period from January 1, 2007 through February 23, 2007. The closing level of the SGY on February 23, 2007 was 404.45. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the SGY should not be taken as an indication of future performance, and no assurance can be given that the level of the SGY will increase relative to the initial level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	233.44	199.16	227.58
June 28, 2002	228.21	188.10	192.94
September 30, 2002	208.45	163.59	166.83
December 31, 2002	184.93	162.23	164.46
March 31, 2003	173.88	146.57	156.01
June 30, 2003	189.64	149.78	178.87
September 30, 2003	203.07	178.06	200.40
December 31, 2003	223.95	199.15	216.12
March 31, 2004	233.67	216.54	225.39
June 30, 2004	230.93	205.57	223.90
September 30, 2004	242.60	222.85	238.81
December 31, 2004	246.86	233.16	246.86
March 31, 2005	260.09	245.95	254.00
June 30, 2005	265.19	248.29	264.17
September 30, 2005	285.35	263.42	272.51
December 30, 2005	279.32	259.33	278.51
March 31, 2006	302.13	278.14	300.76
June 30, 2006	318.46	270.87	290.78
September 30, 2006	308.91	275.66	307.74
December 31, 2006	365.48	307.79	364.68
January 1, 2007 through February 23, 2007	404.45	357.83	404.45

The following graph sets forth the historical levels of the SGY Index since January 2002 using monthly data obtained from Bloomberg LP. Historical levels of the SGY should not be taken as an indication of future performance, and no assurance can be given that the level of the SGY will increase relative to the initial level during the term of the notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of the notes by a Plan with respect to which the issuer is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an IRA simply because the IRA is established with HSBC Securities (USA) Inc. (“HSI”) or because HSI provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts.

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither the issuer nor any affiliates of the Issuer directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the notes, both of which are necessary preconditions to utilizing this exemption.

Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption or any other statutory or administrative exemption. A fiduciary of a Plan purchasing the notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the notes for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code for which an exemption is not available.

A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to civil liability or civil penalties under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to Section 4975.

In accordance with ERISA’s general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of the notes on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the issuer or its affiliates should consult with counsel prior to making any such acquisition.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and other plans are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state, local or other laws, rules or regulations (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans should consider applicable Similar Law when investing in the notes. Each fiduciary of such a plan will be deemed to represent that the plan’s acquisition and holding of the notes will not result in a non-exempt violation of applicable Similar Law.

The sale of notes to a Plan or a Similar Plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Plans generally or any particular Plan or Similar Plan, or that such an investment is appropriate for a Plan or Similar Plan generally or any particular Plan or Similar Plan.

DISCONTINUANCE OR MODIFICATION OF AN INDEX

If a reference sponsor (as defined below) discontinues publication of or otherwise fails to publish an index on any day on which that index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If an index is discontinued or if a reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the index level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the observation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of that index does not fairly represent the value of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine an index value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust that index in order to arrive at a value of the index or the successor index as if it had not been modified (e.g., as if the split had not occurred). In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication any of the indices may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means:

•  with respect to the NKY, Nihon Keizai Shimbun, Inc.;

•  with respect to the HSCEI, HSI Services Limited, a wholly-owned subsidiary of the Hang Seng Bank;

•  with respect to the TWY, Morgan Stanley Capital International Inc.; and

•  with respect to SGY, Morgan Stanley Capital International Inc.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Return on the Notes — Payment at Maturity” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the observation date for purposes of determining the accelerated basket return. If a market disruption event exists with respect to an index on that scheduled trading day, then the observation date for that index will be postponed for up to eight scheduled trading days (in the same general manner used for postponing observation dates during the term of the notes). The accelerated maturity date will be the third business day following the accelerated observation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$721,000

Far East Equity Buffer Notes

Linked to an equally weighted basket of the Nikkei 225 StockSM Index, the Hang Seng China Enterprises IndexTM, the MSCI Taiwan IndexSM and the MSCI Singapore IndexSM.

February 23, 2007

PRICING SUPPLEMENT

TABLE OF CONTENTS
Pricing Supplement
Summary	PS-2
Risk Factors	PS-3
Illustrative Examples	PS-5
Description of the Indices	PS-8
Certain U.S. Federal Income Tax Considerations	PS-21
Certain ERISA Considerations	PS-21
Discontinuance or Modification of an Index	PS-22
Events of Default and Acceleration	PS-23
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59